Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 3, 2014 relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, which appear in NeoPhotonics Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

San Jose, California

July 25, 2014